Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports Third Quarter Earnings

•Third quarter comparable sales grew 12.7 percent, on top of 20.7 percent growth last year.
◦Comparable sales growth was driven entirely by traffic.
◦Store comparable sales increased 9.7 percent, on top of 9.9 percent growth last year.
◦Digital comparable sales grew 29 percent, following growth of 155 percent last year.
◦Same-day services (Order Pickup, Drive Up and Shipt) grew nearly 60 percent this year, on top of more than 200 percent last year.
◦More than 95 percent of Target’s third quarter sales were fulfilled by its stores.
•All five core merchandise categories delivered double-digit comparable sales growth, on top of strong sales performance last year.
•Third quarter GAAP EPS of $3.04 was 51.6 percent higher than last year, and Adjusted EPS1 of $3.03 was 8.7 percent higher than last year. Third quarter GAAP and Adjusted EPS have both more than doubled since Q3 2019.
•For additional media materials, please visit:
https://corporate.target.com/article/2021/11/q3-2021-earnings

MINNEAPOLIS (November 17, 2021) – Target Corporation (NYSE: TGT) today announced its third quarter 2021 financial results, which reflected growth in both sales and profitability on top of record increases a year ago. The Company reported third quarter GAAP earnings per share (EPS) of $3.04, up 51.6 percent from $2.01 in 2020. Third quarter Adjusted EPS of $3.03 grew 8.7 percent compared with $2.79 in 2020. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Third Quarter Earnings — Page 2 of 12
“The consistently strong growth we’re seeing in our business, quarter after quarter, is a testament to the passion and commitment our team brings to serving our guests, and the trust we’ve built with them as a result,” said Brian Cornell, chairman and chief executive officer of Target Corporation.

“Following comp growth of nearly 21 percent a year ago, our third quarter comp increase of 12.7 percent was driven entirely by traffic, and reflects continued strength in our store sales, same-day digital fulfillment services and double-digit growth in all five of our core merchandising categories. With a strong inventory position heading into the peak of the holiday season, our team and our business are ready to serve our guests and poised to deliver continued, strong growth, through the holiday season and beyond.”

Fiscal 2021 Guidance
For the fourth quarter 2021, the Company expects high-single digit to low-double digit growth in comparable sales, compared with the previous guidance for a high-single digit increase.

The Company continues to expect its full-year operating income margin rate will be 8 percent or higher.

Operating Results
Comparable sales grew 12.7 percent in the third quarter, reflecting comparable store sales growth of 9.7 percent and comparable digital sales growth of 29 percent. Total revenue of $25.7 billion grew 13.3 percent compared with last year, driven by total sales growth of 13.2 percent and a 22.3 percent increase in other revenue. Operating income was $2.0 billion in third quarter 2021, up 3.9 percent from $1.9 billion in 2020.
Third quarter operating income margin rate was 7.8 percent in 2021 compared with 8.5 percent in 2020. Third quarter gross margin rate was 28.0 percent, compared with 30.6 percent in 2020. This year's gross margin rate reflected pressure from higher merchandise and freight costs, increased inventory shrink, and increased supply chain costs from increased compensation and headcount in the Company's distribution centers. These pressures were partially offset by a slight benefit from favorable category mix. Third quarter SG&A expense rate was 18.9 percent in 2021, compared with 20.5 percent in 2020, driven by leverage on strong revenue growth.

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Target Corporation Reports Third Quarter Earnings — Page 3 of 12
Interest Expense and Taxes
The Company’s third quarter 2021 net interest expense was $105 million, compared with $632 million last year, which included a $512 million loss on early debt retirement.
Third quarter 2021 effective income tax rate was 22.1 percent, in line with the prior year rate of 21.9 percent.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $440 million in the third quarter, compared with $340 million last year, reflecting a 32.4 percent increase in the dividend per share, partially offset by a decline in average share count.
The Company repurchased $2.2 billion worth of its shares in third quarter 2021, retiring 8.8 million shares of common stock at an average price of $246.80. As of the end of the third quarter, the Company had approximately $14.6 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through third quarter 2021, after-tax return on invested capital (ROIC) was 31.3 percent, compared with 19.9 percent for the trailing twelve months through third quarter 2020. The increase in ROIC was driven primarily by increased profitability. The tables in this release provide additional information about the Company’s ROIC calculation.
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Target Corporation Reports Third Quarter Earnings — Page 4 of 12
Webcast Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-866-461-2736.

Miscellaneous
Statements in this release regarding fourth quarter comparable sales growth and full year operating margin rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 30, 2021. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,900 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting its corporate website and press center and by following @TargetNews.
For more on the Target Foundation, click here.
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Target Corporation Reports Third Quarter Earnings — Page 5 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	October 30, 2021	October 31, 2020	Change	October 30, 2021	October 31, 2020	Change
Sales	$25,290	$22,336	13.2%	$73,995	$64,403	14.9%
Other revenue	362	296	22.3	1,014	819	23.9
Total revenue	25,652	22,632	13.3	75,009	65,222	15.0
Cost of sales	18,206	15,509	17.4	52,202	45,692	14.2
Selling, general and administrative expenses	4,859	4,647	4.6	14,217	13,167	8.0
Depreciation and amortization (exclusive of depreciation included in cost of sales)	577	541	6.4	1,739	1,660	4.8
Operating income	2,010	1,935	3.9	6,851	4,703	45.7
Net interest expense	105	632	(83.2)	317	871	(63.5)
Net other (income) / expense	(6)	5	NM(a)	(356)	16	NM(a)
Earnings before income taxes	1,911	1,298	47.2	6,890	3,816	80.6
Provision for income taxes	423	284	48.7	1,488	828	79.7
Net earnings	$1,488	$1,014	46.8%	$5,402	$2,988	80.8%
Basic earnings per share	$3.07	$2.02	51.6%	$10.97	$5.97	83.8%
Diluted earnings per share	$3.04	$2.01	51.6%	$10.87	$5.91	83.9%
Weighted average common shares outstanding
Basic	484.8	500.6	(3.1)%	492.2	500.6	(1.7)%
Diluted	489.4	505.4	(3.2)%	496.8	505.2	(1.7)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.90	$0.68	32.4%	$2.48	$2.02	22.8%
(a)Not meaningful.

Target Corporation Reports Third Quarter Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	October 30, 2021	January 30, 2021	October 31, 2020
Assets
Cash and cash equivalents	$5,753	$8,511	$5,996
Inventory	14,958	10,653	12,712
Other current assets	1,865	1,592	1,601
Total current assets	22,576	20,756	20,309
Property and equipment
Land	6,146	6,141	6,063
Buildings and improvements	32,478	31,557	31,398
Fixtures and equipment	6,144	5,914	5,843
Computer hardware and software	2,447	2,765	2,706
Construction-in-progress	1,302	780	518
Accumulated depreciation	(20,602)	(20,278)	(19,755)
Property and equipment, net	27,915	26,879	26,773
Operating lease assets	2,539	2,227	2,208
Other noncurrent assets	1,381	1,386	1,371
Total assets	$54,411	$51,248	$50,661
Liabilities and shareholders’ investment
Accounts payable	$16,250	$12,859	$14,203
Accrued and other current liabilities	5,925	6,122	5,023
Current portion of long-term debt and other borrowings	1,176	1,144	131
Total current liabilities	23,351	20,125	19,357
Long-term debt and other borrowings	11,586	11,536	12,490
Noncurrent operating lease liabilities	2,494	2,218	2,196
Deferred income taxes	1,246	990	1,171
Other noncurrent liabilities	1,931	1,939	2,128
Total noncurrent liabilities	17,257	16,683	17,985
Shareholders’ investment
Common stock	40	42	42
Additional paid-in capital	6,381	6,329	6,285
Retained earnings	8,069	8,825	7,789
Accumulated other comprehensive loss	(687)	(756)	(797)
Total shareholders’ investment	13,803	14,440	13,319
Total liabilities and shareholders’ investment	$54,411	$51,248	$50,661
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 480,905,493, 500,877,129 and 500,754,729 shares issued and outstanding as of October 30, 2021, January 30, 2021, and October 31, 2020, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	October 30, 2021	October 31, 2020
Operating activities
Net earnings	$5,402	$2,988
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	1,952	1,848
Share-based compensation expense	187	161
Deferred income taxes	233	26
Gain on Dermstore sale	(335)	—
Loss on debt extinguishment	—	512
Noncash losses / (gains) and other, net	18	124
Changes in operating accounts:
Inventory	(4,305)	(3,720)
Other assets	(117)	(174)
Accounts payable	3,284	4,287
Accrued and other liabilities	(722)	992
Cash provided by operating activities	5,597	7,044
Investing activities
Expenditures for property and equipment	(2,483)	(2,009)
Proceeds from disposal of property and equipment	23	27
Proceeds from Dermstore sale	356	—
Other investments	14	(3)
Cash required for investing activities	(2,090)	(1,985)
Financing activities
Additions to long-term debt	—	2,480
Reductions of long-term debt	(112)	(2,395)
Dividends paid	(1,116)	(1,002)
Repurchase of stock	(5,042)	(741)
Stock option exercises	5	18
Cash required for financing activities	(6,265)	(1,640)
Net (decrease) / increase in cash and cash equivalents	(2,758)	3,419
Cash and cash equivalents at beginning of period	8,511	2,577
Cash and cash equivalents at end of period	$5,753	$5,996

Target Corporation Reports Third Quarter Earnings — Page 8 of 12

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Gross margin rate	28.0%	30.6%	29.5%	29.1%
SG&A expense rate	18.9	20.5	19.0	20.2
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.2	2.4	2.3	2.5
Operating income margin rate	7.8	8.5	9.1	7.2
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $184 million and $527 million of profit-sharing income under our credit card program agreement for the three and nine months ended October 30, 2021, respectively, and $164 million and $488 million for the three and nine months ended October 31, 2020, respectively.

Comparable Sales	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Comparable sales change	12.7%	20.7%	14.4%	18.7%
Drivers of change in comparable sales
Number of transactions	12.9	4.5	14.0	2.6
Average transaction amount	(0.2)	15.6	0.3	15.7

Comparable Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Stores originated comparable sales change	9.7%	9.9%	11.9%	7.3%
Digitally originated comparable sales change	28.9	154.5	27.8	163.9

Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Stores originated	82.4%	84.3%	82.3%	83.9%
Digitally originated	17.6	15.7	17.7	16.1
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Stores	96.7%	96.1%	96.5%	96.2%
Other	3.3	3.9	3.5	3.8
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

Target Corporation Reports Third Quarter Earnings — Page 9 of 12

RedCard Penetration	Three Months Ended		Nine Months Ended
(unaudited)	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Target Debit Card	11.7%	12.2%	11.8%	12.2%
Target Credit Cards	8.9	9.3	8.7	9.2
Total RedCard Penetration	20.7%	21.5%	20.5%	21.4%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	October 30, 2021	January 30, 2021	October 31, 2020	October 30, 2021	January 30, 2021	October 31, 2020
170,000 or more sq. ft.	274	273	273	49,071	48,798	48,798
50,000 to 169,999 sq. ft.	1,515	1,509	1,509	190,116	189,508	189,508
49,999 or less sq. ft.	135	115	115	3,952	3,342	3,342
Total	1,924	1,897	1,897	243,139	241,648	241,648
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

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TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	October 30, 2021			October 31, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$3.04			$2.01	51.6%
Adjustments
Loss on debt extinguishment	$—	$—	$—	$512	$379	$0.75
Loss on investment (a)	—	—	—	8	9	0.02
Other (b)	(9)	(7)	(0.01)	8	6	0.01
Adjusted diluted earnings per share			$3.03			$2.79	8.7%

Reconciliation of Non-GAAP Adjusted EPS	Nine Months Ended
	October 30, 2021			October 31, 2020
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$10.87			$5.91	83.9%
Adjustments
Gain on Dermstore sale	$(335)	$(269)	$(0.54)	$—	$—	$—
Loss on debt extinguishment	—	—	—	512	379	0.75
Loss on investment (a)	—	—	—	19	18	0.03
Other (b)	27	20	0.04	33	24	0.05
Adjusted diluted earnings per share			$10.37			$6.75	53.7%
Note: Amounts may not foot due to rounding.
(a)Represented a loss on our investment in Casper Sleep Inc., which was not core to our operations. We sold this investment during the fourth quarter of 2020.
(b)Other items unrelated to current period operations, none of which were individually significant.

Target Corporation Reports Third Quarter Earnings — Page 11 of 12

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(dollars in millions) (unaudited)	October 30, 2021	October 31, 2020	Change	October 30, 2021	October 31, 2020	Change
Net earnings	$1,488	$1,014	46.8%	$5,402	$2,988	80.8%
+ Provision for income taxes	423	284	48.7	1,488	828	79.7
+ Net interest expense	105	632	(83.2)	317	871	(63.5)
EBIT	$2,016	$1,930	4.5%	$7,207	$4,687	53.8%
+ Total depreciation and amortization (a)	652	603	7.9	1,952	1,848	5.6
EBITDA	$2,668	$2,533	5.3%	$9,159	$6,535	40.2%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter Earnings — Page 12 of 12

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	October 30, 2021	October 31, 2020
Operating income	$8,687	$5,901
+ Net other income / (expense)	358	(46)
EBIT	9,045	5,855
+ Operating lease interest (a)	85	87
- Income taxes (b)	1,947	1,277
Net operating profit after taxes	$7,183	$4,665

Denominator	October 30, 2021	October 31, 2020	November 2, 2019
Current portion of long-term debt and other borrowings	$1,176	$131	$1,159
+ Noncurrent portion of long-term debt	11,586	12,490	10,513
+ Shareholders' investment	13,803	13,319	11,545
+ Operating lease liabilities (c)	2,737	2,400	2,390
- Cash and cash equivalents	5,753	5,996	969
Invested capital	$23,549	$22,344	$24,638
Average invested capital (d)	$22,947	$23,491

After-tax return on invested capital	31.3%	19.9%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.3 percent and 21.5 percent for the trailing twelve months ended October 30, 2021, and October 31, 2020, respectively. For the twelve months ended October 30, 2021, and October 31, 2020, includes tax effect of $1.9 billion and $1.3 billion, respectively, related to EBIT, and $18 million and $19 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.